Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Pall Corporation

We consent to the use of our reports dated October 1, 2012, with respect to the consolidated balance sheets of Pall Corporation and subsidiaries as of July 31, 2012 and 2011, and the related consolidated statements of earnings, stockholders’ equity and cash flows for each of the years in the three-year period ended July 31, 2012, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of July 31, 2012, incorporated herein by reference.

Melville, New York
November 5, 2012